Exhibit 5.1

City Center 33 South Sixth Street Suite 3600 Minneapolis, MN 55402 612.607.7000 612.607.7100

December 19, 2024

ReShape Lifesciences Inc.

18 Technology Drive, Suite 110

Irvine, CA 92618

Ladies and Gentlemen:

We have acted as counsel to ReShape Lifesciences Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), as originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on the date hereof, with respect to the Company’s registration of the resale, from time to time, of up to 2,112,072 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), which consists of (1) up to 1,666,667 shares of Common Stock that may be issued to the selling shareholder listed in the Registration Statement under “Selling Stockholders” pursuant to an Equity Purchase Agreement between the Company and the selling shareholder dated as of December 19, 2024 (the “Equity Purchase Agreement” and such Shares, the “ELOC Shares”), (2) 17,300 shares of Common Stock that the Company issued to the selling shareholder as a commitment fee under the Equity Purchase Agreement (the “ELOC Commitment Shares”), (3) 21,015 shares of Common Stock issuable upon the exercise of a pre-funded warrant (the “Pre-Funded Warrant”) that the Company issued to the selling shareholder as a commitment fee under the Equity Purchase Agreement (the “Pre-Funded Warrant Shares”), (4) up to 399,107 shares of Common Stock that may be issued upon conversion of a senior secured convertible note in the original principal amount of $833.333.34 that the Company issued to the selling shareholder on October 16, 2024 at an initial conversion price of $5.22 per share (the “Convertible Note” and such Shares, the “Convertible Note Shares”)) and (5) 7,983 shares of Common Stock that the Company issued to the selling shareholder on October 16, 2024 as a commitment fee for the Convertible Note transaction (the “Convertible Note Commitment Shares” and together with the ELOC Commitment Shares, the “Commitment Shares”).

The Shares may be sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein, and any prospectus supplement and pursuant to Rule 415 under the Act.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended; the Company’s Restated Bylaws, as currently in effect; resolutions adopted by the Board of Directors of the Company pertaining to the issuance of the Shares; the Registration Statement; the Equity

December 19, 2024

Purchase Agreements, Pre-Funded Warrant and Convertible Note; and such other documents, records, certificates, memoranda and instruments as we have deemed necessary as a basis for this opinion.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents, including signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing, and in reliance thereon and subject to the qualifications herein stated, we are of the opinion that (i) the Commitment Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable, (ii) the ELOC Shares have been duly and validly authorized and reserved for issuance and, when issued and paid for in accordance with the terms of the Equity Purchase Agreement, will be validly issued, fully paid and non-assessable, (iii) the Pre-Funded Warrant Shares have been duly and validly authorized and reserved for issuance and, when issued and paid for in accordance with the terms of the Pre-Funded Warrant, will be validly issued, fully paid and non-assessable and (iv) the Convertible Note Shares have been duly and validly authorized and reserved for issuance and, when issued and paid for in accordance with the terms of the Convertible Note, will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and is based on these laws as in effect on the date hereof. We express no opinion herein as to any other statutes, rules or regulations. We express no opinion herein as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof. Additionally, we give no opinion as to whether the Company or its beneficial owners are in compliance with the Corporate Transparency Act and/or the rules and regulations promulgated thereunder or any similar state law, rule or regulation.

This opinion letter has been prepared for your use in connection with the Company’s registration of the resale of the Shares. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

December 19, 2024

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Fox Rothschild LLP